Exhibit 99.1

Onconova Therapeutics Announces Exclusive License Agreement with Specialised Therapeutics for Rigosertib in Australia and New Zealand

•	Specialised Therapeutics receives exclusive license to commercialize rigosertib in Australia and New Zealand
•	Onconova to be eligible to receive up to US $30.4 million in clinical, regulatory, and sales-based milestones and tiered double-digit royalties

NEWTOWN, PA., Dec 18, 2019 (GLOBE NEWSWIRE) -- Onconova Therapeutics, Inc. (NASDAQ: ONTX) (“Onconova”), a Phase 3-stage biopharmaceutical company discovering and developing novel products to treat cancer, with a focus on myelodysplastic syndromes (MDS), today announced it has entered into a Distribution, License, and Supply Agreement whereby Specialised Therapeutics Asia (“STA”) shall have the exclusive rights to commercialize rigosertib in Australia and New Zealand. In addition, Onconova may be entitled to receive clinical, regulatory, and sales-based milestone payments up to US $30.4 million and tiered double-digit royalties on net sales.

“We are pleased to partner with Specialised Therapeutics Asia, which has a strong track record of commercializing new products in oncology and hematology across Australia and New Zealand,” said Dr. Steven Fruchtman, President and Chief Executive Officer of Onconova. “We look forward to working together and, pending a successful readout of the ongoing INSPIRE Trial, potentially providing rigosertib as a new therapeutic option for patients diagnosed with MDS.”

STA Chief Executive Officer, Mr. Carlo Montagner, said that “patients with high-risk MDS have limited treatment options following currently available first-line treatment. There is no currently approved treatment following failure of standard chemotherapy with hypomethylating agents. Patients are left with the option of entering clinical trials, if available, or supportive care,” he said. “If approved, rigosertib would address an unmet medical need and may be a valuable inclusion to the STA therapeutic portfolio. We are delighted to enter into this collaboration with Onconova and look forward to the results of the ongoing phase 3 INSPIRE Trial of intravenous (IV) rigosertib.”

About Myelodysplastic Syndromes

MDS is a group of blood disorders that affect bone marrow function, whereby the bone marrow cells appear dysplastic and their capacity to produce cells is defective. As a result, patients with MDS have low blood cell counts and require frequent blood transfusions. In approximately one-third of patients, higher-risk MDS can progress to acute myelogenous leukemia (AML).

About Rigosertib

Rigosertib, Onconova’s lead candidate, is a proprietary Phase 3 small molecule.  A key publication in a preclinical model described rigosertib’s ability to block cellular signaling by targeting RAS effector pathways (Divakar, S.K., et al., 2016: "A Small Molecule RAS-Mimetic Disrupts RAS Association with Effector Proteins to Block Signaling." Cell 165, 643). Onconova is currently in the clinical development stage with oral and IV rigosertib, including clinical trials studying single agent IV rigosertib in second-line higher-risk MDS patients (pivotal Phase 3 INSPIRE Trial) and oral rigosertib plus azacitidine in first-line and refractory higher-risk MDS patients (Phase 2).  Patents covering oral and injectable rigosertib have been issued in the US and are expected to provide coverage until at least 2037.

About the INSPIRE Phase 3 Clinical Trial

The clinical trial INternational Study of Phase 3 IV RigosErtib, or INSPIRE, was finalized following guidance received from the U.S. Food and Drug Administration and European Medicines Agency.  INSPIRE is a global, multi-center, randomized, controlled study to assess the efficacy and safety of IV rigosertib in higher-risk MDS (HR-MDS) patients who had progressed on, failed to respond to, or relapsed after previous treatment with a hypomethylating agent (HMA) within nine cycles over the course of one year after initiation of HMA treatment.  This time-frame optimizes the opportunity to respond to treatment with an HMA prior to declaring treatment failure, as per NCCN Guidelines.  Patients are randomized at a 2:1 ratio into two study arms: IV rigosertib plus Best Supportive Care versus Physician's Choice plus Best Supportive Care.  The primary endpoint of INSPIRE is overall survival. The trial continued beyond the pre-specified interim analysis and is nearing its conclusion. Full details of the INSPIRE trial, such as inclusion and exclusion criteria, as well as secondary endpoints, can be found on clinicaltrials.gov (NCT02562443).

About Onconova Therapeutics, Inc.

Onconova Therapeutics, Inc. is a Phase 3-stage biopharmaceutical company discovering and developing novel small molecule drug candidates to treat cancer, with a focus on Myelodysplastic Syndromes (MDS).  Using a proprietary chemistry platform, Onconova has created a pipeline of targeted agents designed to work against specific cellular pathways that are important in cancer cells.  Advanced clinical trials with the Company’s lead compound, rigosertib, are aimed at what the Company believes are unmet medical needs of patients with MDS.  Onconova has conducted trials with two other research compounds and has a pre-clinical program with a CDK4/6 and Ark5 inhibitor, ON 123300.

For more information, please visit http://www.onconova.com.

About Specialised Therapeutics Asia

Headquartered in Singapore, Specialised Therapeutics Asia Pte Ltd (STA) is an international biopharmaceutical company established to commercialise new therapies and technologies to patients throughout South East Asia, as well as in Australia and New Zealand. STA and its regional affiliates collaborate with leading global pharmaceutical and diagnostic companies to bring novel, innovative and life-changing healthcare solutions to patients affected by a range of diseases. Its mission is to provide therapies where there is an unmet need. The company’s broad therapeutic portfolio currently includes novel agents in oncology, haematology, neurology, ophthalmology and supportive care.

Additional information can be found at www.stbiopharma.com

Onconova Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These statements relate to Onconova expectations regarding its products, its collaboration with Specialised Therapeutics, the INSPIRE Trial and Onconova’s other development plans. Onconova has attempted to identify forward-looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes. Although Onconova believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including Onconova's ability to continue as a going concern, its ability to maintains its Nasdaq listing, the need for additional financing, the success and timing of Onconova's clinical trials and regulatory approval of protocols, and those discussed under the heading "Risk Factors" in Onconova's most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements contained in this release speak only as of its date. Onconova undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

CONTACT:

Onconova Therapeutics, Inc.

Avi Oler

267-759-3680

http://www.onconova.com/contact/